EXHIBIT 10.1

November 17, 2023

Scott D. Sheffield

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, TX 75038

Dear Scott,

This letter agreement (this “Agreement”) outlines the terms and conditions of your transition out of the Chief Executive Officer role with Pioneer Natural Resources Company (the “Company”), certain transition services you have agreed to provide to the Company and your separation from the Company.

As previously discussed, your final date in your current position as Chief Executive Officer of the Company will be December 31, 2023, after which you will continue as an employee of the Company and as a member of the Board of Directors of the Company. On January 1, 2024 (the “Transition Date”), you will assume a new, non-executive role as Special Advisor to the Chief Executive Officer of the Company, in which you will continue to serve until the Closing Date (as defined in that certain Agreement and Plan of Merger between the Company, Exxon Mobil Corporation and SPQR, LLC dated October 10, 2023) (the “Separation Date” and such period between the Transition Date and the Separation Date, the “Transition Period”). On the Separation Date your employment with the Company will end. During the Transition Period you will have such duties as are assigned from time to time by the Chief Executive Officer and the Board of Directors of the Company. For the avoidance of doubt, commencing on the Transition Date, you will no longer be an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or an “executive officer” of the Company within the meaning of Rule 3b-7 under the Exchange Act.

This Agreement outlines the specific terms of your employment with the Company during the Transition Period:

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Change in Control Agreement: You, the Company and Pioneer Natural Resources USA, Inc. previously entered into that certain Second Amended and Restated Change in Control Agreement dated November 16, 2023 (the “CIC Agreement”). Subject to your continued employment through the Closing Date, the termination of your employment on the Closing Date will be deemed to be a termination by the Company that is not a Termination for Cause under the CIC Agreement, and you will be entitled to the severance payments and benefits set forth therein in accordance with the terms of the CIC Agreement.

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Compensation: During the Transition Period, you will not receive a base salary or be eligible to participate in the Company’s annual cash bonus incentive program. In addition, you will not be eligible to receive new awards under the Company’s Amended and Restated 2006 Long-Term incentive Plan following the Transition Date; however, your previously granted Company equity awards will remain outstanding and eligible to vest in accordance with the applicable plan documents and governing award agreements subject to your continued employment with the Company through the end of the Transition Period.

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Employee Benefits: During the Transition Period, you and your spouse and eligible dependents will continue to have the opportunity to participate in employee benefit plans that may be offered by the Company to employees from time-to-time, including participation in the Company’s medical, dental and vision benefit plans. During the Transition Period, you will also remain eligible to (i) receive tax and financial counseling benefits in accordance with, and subject to the limits set forth in, the Company’s policies and (ii) continue utilizing the Company’s private charter aircraft hours for business use in accordance with the Company’s policies.

At all times during the Transition Period, you will be employed on an “at will” basis, meaning that either you or the Company can terminate your employment at any time for any reason with or without advance notice.

This Agreement, the CIC Agreement and that certain Severance Agreement dated as of February 21, 2019 between you and Pioneer Natural Resources USA, Inc. constitute the entire agreement between the parties respecting your employment and/or service with the Company and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to such subject matter. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Agreement will be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

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To confirm your acceptance of the terms of this Agreement, please return a signed copy of this document.

Sincerely,

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Mark H. Kleinman	Date: November 17, 2023
Name:	Mark H. Kleinman
Title:	Executive Vice President, General
Counsel and Assistant Secretary

Acknowledged and Agreed:

/s/ Scott D. Sheffield	Date: November 17, 2023
Scott D. Sheffield